EQUIPMENT PURCHASE AGREEMENT

This EQUIPMENT PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of May 9, 2022 (the “Effective Date”), by and between GLOBAL-SMART.TECH.,(the “Buyer”), and Arvutikeskus OÜ (the “Seller”). Capitalized terms used herein shall have the meaning ascribed to them in Article I hereto.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Agreement, the parties agree as follows:

1.	SALE OF EQUIPMENT, SALE PRICE

1.1.    Sale of Equipment. The Seller hereby agrees to sell to the Buyer, and the Buyer hereby agrees to purchase from the Seller, the Equipment (Video cards red devil 6800xt) in the amount of 16 pieces on the terms and conditions hereof.

1.2.      Purchase and Sale of Equipment. At the Closing (as defined in Section 2) Seller shall sell, transfer, convey, assign, and deliver to Buyer, and Buyer shall purchase, accept, and pay for all right, title, and interest in and to the tangible machinery and equipment set forth on Schedule 1 hereto (the “Equipment”), and Buyer shall pay Seller, by wire transfer $16,640.00 (16 piec) (the “Purchase Price”). The Buyer pays the cost of the Equipment, which is the subject of this agreement by transferring funds to the account of the Seller. The calculation of the Buyer with the Seller for the Equipment is made no later than 30 banking days after the signing by the Parties of the act of acceptance and transfer of the work performed on the basis of the invoice for payment for the Video cards red devil 6800xt.

2.	CONSUMMATION OF THE TRANSACTION

2.1.    Closing. Subject to the satisfaction (or writter waiver) of the conditions thereto set forth in Section 2, the date of this Agreement shall be the Effective Date of and the following 30 days (the “Closing”) and consummation of the transactions contemplated by this Agreement, shall take place by email exchange.

3.	REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this Section 3 are true, correct and complete as of the Effective Date and will be true, correct and complete as of the Closing Date:

3.1.	Organization of the Buyer and Authorization of Transaction. Seller has full power and authority, including full corporate power and authority, to execute and deliver this Agreement and to perform and consummate, its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions. The Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any person(s), or government or governmental agency in order to consummate the transactions contemplated by this Agreement.

3.2.    Consents. No approval, consent, waiver, or authorization of or filing or registration with any governmental authority or third party is required for the execution, delivery, or performance by Seller of the transactions contemplated by this Agreement.

3.3.   Title to Equipment. Seller has good and marketable title to the Equipment, free and clear of all security interests, liens and encumbrances. Other than as expressly set forth herein, the Equipment is being sold “as-is” “where-is” with no representations or warranties of any kind.

3.4.     Brokers’ Fees. Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated or for which a lien or encumbrance could be placed on the Equipment.

4.	REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Section 4 are true, correct and complete as of the Effective Date and will be true, correct and complete as of the Closing Date:

4.1.  Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will, immediately or with the passage of time: (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject; or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound.

4.2.	Consents. No approval, consent, waiver, or authorization of or filing or registration with any governmental authority or third party is required for the execution, delivery, or performance by Buyer of the transactions contemplated by this Agreement.

4.3.	Litigation. Buyer is not: (A) subject to any outstanding injunction, judgment, order, decree, ruling, or charge that would limit, restrict or prevent consummation of the transactions contemplated hereby; or (B) a party, or, to the knowledge of Buyer’s officers, threatened to be made a party, to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator that would, if determined adversely to Buyer: (1) limit, restrict or prevent consummation of the transactions contemplated hereby; or (2) cause any representation or warranty of Seller herein to be not true.

5.	RESPONSIBILITIES OF THE PARTIES

5.1.     For non-fulfillment or improper fulfillment of the terms of this agreement, the Parties shall be liable under the current legislation of Wyoming State.

5.2.     Disputes and disagreements that have arisen in the process of execution of this agreement, on issues not provided for by the terms of this agreement, the Parties shall resolve through negotiations, guided by the current legislation of Wyoming State. If it is impossible to settle disputes through negotiations, disputes are subject to resolution in court at the location of the defendant. To apply to the court, a written claim must be submitted, which is considered by the other party within ten days.

7.	UNFORESEEN CIRCUMSTANCES

7.1.            In the event of unforeseen circumstances, namely: war, hostilities, blockades, embargoes, fires, floods,other natural disasters or natural phenomena that make it impossible to perform Party to its obligations under this Agreement, the Party affected by such circumstances, is released from liability for such non- performance and (or) improper fulfillment of its obligations under the Agreement for the duration of the specified circumstances.

7.1.            the specified circumstances.

7.2.     Party that is unable to fulfill the terms of this Agreement due to unforeseen circumstances, is obliged to notify the other Party of the occurrence or termination of these circumstances no later than 2 (two) calendar days from the moment of their occurrence or termination, in writing. Late notification occurrence of force majeure deprives the affected Party of the right to refer to there circumstances in the future.

7.3.         Onset and termination of force majeure circumstances confirmed by a certificate issued by a competent authority of the country of which the Party affected by force majeure is a resident circumstances.

7.4.     If the above circumstances continue for more than one Account period in a row and affects the fulfillment by the Parties of their obligations under this Agreement,each of the Parties has the right to early termination of the Agreement, provided that it informs about this to the other Party no later than 10 (ten) calendar days before the expected date termination.

8.	TERM OF THE CONTRACT

8.1.     This agreement comes into force from the moment of its signing by the Parties and is valid until the Parties fully fulfill their obligations.

8.2.     This Agreement is made in two copies, having the same legal force - one for each of the Parties.

9.	OTHER TERMS

9.1.      All changes and additions to this agreement must be made in writing and signed by the Parties.

IN WITNESS WHEREOF, this Bill of Sale shall has been executed and delivered, and shall be effective to transfer all of the Assets, as of this 9th day of May.

GLOBAL-SMART.TECH.

By: /s/ Yehor Rodin Name: /s/ Yehor Rodin

Title: President and Director

Arvutikeskus OÜ

By: /s/ Arvutikeskus OÜ Name: /s/ Arvutikeskus OÜ